Exhibit 21-A

OTTER TAIL CORPORATION

Subsidiaries of the Registrant

March 1, 2005

Company	State of Organization

Otter Tail Energy Services Company, Inc.	Minnesota
Overland Mechanical Services, Inc.	Minnesota
Otter Tail Assurance Limited	Cayman Islands
Varistar Corporation	Minnesota
Northern Pipe Products, Inc.	North Dakota
Vinyltech Corporation	Arizona
T.O. Plastics, Inc.	Minnesota
St. George Steel Fabrication, Inc.	Utah
DMI Industries, Inc.	North Dakota
BTD Manufacturing, Inc.	Minnesota
ShoreMaster, Inc.	Minnesota
Galva Foam Marine Industries, Inc.	Missouri
Shoreline Industries, Inc.	Minnesota
DMS Health Technologies, Inc.	North Dakota
DMS Imaging, Inc.	North Dakota
DMS Leasing Corporation*	North Dakota
Midwest Construction Services, Inc.	Minnesota
Aerial Contractors, Inc.	North Dakota
Moorhead Electric, Inc.	Minnesota
Lynk3 Technologies, Inc	Minnesota
AC Equipment, Inc.	Minnesota
Ventus Energy Systems, Inc.	Minnesota
Foley Company	Missouri
Chassis Liner Corporation	Minnesota
E. W. Wylie Corporation	North Dakota
Idaho Pacific Holdings, Inc	Delaware
Idaho-Pacific Corporation	Idaho
Idaho-Pacific Colorado Corporation	Delaware
AWI Acquisition Company Limited	Prince Edward Island, Canada
AgraWest Investments Limited	Prince Edward Island, Canada
Midwest Information Systems, Inc.	Minnesota
Midwest Telephone Company	Minnesota
Osakis Telephone Company	Minnesota
The Peoples Telephone Co. of Bigfork	Minnesota
Data Video Systems, Inc.	Minnesota
MIS Investments, Inc.	Minnesota

* Inactive